UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013

HORIZON TECHNOLOGY FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	814-00802	27-2114934
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

312 Farmington Avenue

Farmington, CT 06032

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (860) 676-8654

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement.

On November 4, 2013, Horizon Technology Finance Corporation (the “Company”) renewed and amended its revolving credit facility (the “Credit Facility”) previously administered by Wells Fargo Capital Finance, LLC (“Wells Fargo”) and facilitated the assignment of all rights and obligations of Wells Fargo under the Credit Facility to Key Equipment Finance, Inc. (“Key”).

The Credit Facility, as amended, provides the Company’s wholly owned subsidiary, Horizon Credit II LLC (“Credit II”), with a $50 million commitment from Key and contains an “accordion” feature allowing additional lenders to make additional commitments under the Credit Facility up to an aggregate commitment of $150 million. There can be no assurance that additional lenders will make any commitments under the Credit Facility.

Effective November 4, 2013, the Credit Facility has a LIBOR floor of 0.75%, compared to a previous LIBOR floor of 1.00%. The stated interest rate under the Credit Facility is one-month LIBOR plus 3.25%, for a current interest rate applied on outstanding balances of 4.00%, as compared to a previous interest rate of 4.25%. The amended Credit Facility has a three-year draw period beginning November 4, 2013 followed by a two-year term out option. The Credit Facility allows for a maximum advance rate of 50% against eligible loans and will be secured by all of the assets of Credit II.

The descriptions of the documentation related to the securitization contained in this current report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the underlying agreements.

On November 5, 2013, the Company issued a press release announcing its amendment of the Credit Facility, a copy of which is attached hereto as Exhibit 99.1.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(d) Exhibit.

99.1	Press release of the Company dated November 5, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2013	HORIZON TECHNOLOGY FINANCE CORPORATION

	By:	/s/ Robert D. Pomeroy, Jr.
Robert D. Pomeroy, Jr.
Chief Executive Officer and Chairman of the Board

Exhibit Index

Exhibit No.	Description

99.1	Press release of the Company dated November 5, 2013